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                                                                     EXHIBIT 4.7

                               CONVOY CORPORATION
                             1997 STOCK OPTION PLAN

                      As Adopted Effective January 2, 1997
                           As Amended on July 9, 1998

        1. Purpose. The purpose of the Convoy Corporation 1997 Stock Option Plan (the "Plan") is to provide incentives to attract, retain and motivate eligible employees, officers and directors of, and consultants to, Convoy Corporation, a Delaware corporation (the "Company"), and its Affiliates, if any. To accomplish the foregoing objectives, the Plan provides a means whereby eligible employees, directors and consultants may receive stock options ("Options") to purchase shares of the Company's common stock ("Common Stock"). As used in the Plan, the term "Affiliates" shall mean any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        2. Stock Options. Stock Options granted pursuant to the Plan may, at the discretion of the Board of Directors of the Company ("Board"), be granted as either an Incentive Stock Option ("ISO") or a Nonstatutory Stock Option ("NSO"). An ISO shall mean an option described in Section 422 of the Code. An NSO shall mean any option not meeting the requirements of Section 422 of the Code and any other option designated as an NSO in the document by which it is granted.

        3. Administration. The Board, whose authority shall be plenary, shall administer the Plan unless and until such time as the Board delegates administration of the Plan pursuant to subsection 3(b), below.

                (a) Subject to and within the limits of the express provisions of the Plan, the Board, whose determinations shall be conclusive, shall have the power to:

                        (i) Grant Options pursuant to the Plan;

                        (ii) Determine from time to time which of the eligible persons are to receive Options under the Plan (such persons upon such grants becoming "Optionees"), the number of shares of Common Stock subject to each Option grant, the price at which the holder of an Option may purchase the shares of Common Stock issuable upon exercise of the Option ("Exercise Price"), the time or times within which all or portions of each Option may be exercised, and the other terms and conditions of each Option;

                        (iii) Construe and interpret the Plan and Options granted under it and to establish, amend, and revoke rules and regulations for its administration. The



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Board, in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission or inconsistency in the Plan, any Option or any exercise document in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

                        (iv) Grant Options in exchange for cancellation of Options granted earlier at the same or different Exercise Prices; provided, however, nothing contained herein shall empower the Board to grant an ISO under conditions or pursuant to terms that are inconsistent with the requirements of subsection 4(b), below, or Section 422 of the Code;

                        (v) Determine the vesting and exercisability of Options;

                        (vi) Prescribe the forms of written instruments that shall constitute the stock option acceptance letters ("Stock Option Acceptance Letters") and the stock restriction agreements ("Stock Restriction Agreements"), standard forms of which shall be attached hereto from time to time, and all other documents used in conjunction with Option grants and exercises under the Plan;

                        (vii) Amend the Plan as provided in Section 14 below;

                        (viii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company;

                        (ix) Take appropriate action to cause any Option granted hereunder to cease to be an ISO; provided, however, no such action may be taken by the Board without the written consent of the affected Optionee; and

                        (x) To accelerate the vesting of any or all unvested Options or Restricted Shares (as defined in the Plan documents referenced herein) to the fullest extent permissible pursuant to Section 260.140.41(f) of Title 10, California Code of Regulations, or any replacement regulation, for officers, directors and consultants of the Company, notwithstanding anything to the contrary contained herein.

                (b) The Board may delegate administration of the Plan (including, without limitation, the Board's powers under subsection 3(a) above) to committee acting under the authority of the Board. In the event that the Company has registered any equity security under Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), such committee shall consist of not less than two (2) members of the Board, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 of the Exchange Act and an "outside director" as such term is defined for purposes of Section 162(m) of the Code. The Board shall have complete discretion to determine the composition, structure, form, term and operation of any committee established to administer the Plan. The Board may, at any time, terminate the functions of the committee and reassume all powers and authority previously delegated to the committee.



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For purposes of the Plan, the "Plan Administrator" shall mean the Board or any committee administering the Plan under the authority of the Board, as the case may be.

        4. Common Stock Subject to Plan and to Option.

                (a) Subject to the provisions of Section 13 below (relating to adjustments upon changes in stock), the total number of shares reserved and available for grants of Options and issuance pursuant to the Plan shall not exceed an aggregate of one million five hundred thousand (1,500,000) shares of Common Stock. If any Options granted under the Plan shall for any reason terminate or expire without having been exercised in full, or if any shares of Common Stock are issued upon the exercise of an Option and repurchased by the Company pursuant to Section 9(b) below, then the shares of Common Stock not purchased under such Options or the shares of Common Stock issued upon Option exercise and then repurchased by the Company, as the case may be, shall be available again for the purpose of the Plan.

                (b) The aggregate fair market value (determined as of the respective dates of grant) of shares of Common Stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under the Plan, and under any other incentive stock option plans of the Company and its Affiliates) cannot exceed $100,000. If the aggregate fair market value (determined as of the respective dates of grant) of shares of Common Stock with respect to which Options that otherwise would be ISOs are exercisable for the first time by an Optionee during any calendar year exceeds $100,000, then the Options for $100,000 worth of shares of Common Stock becoming exercisable in such calendar year that were granted earliest will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NSOs. In the event that the Code or the regulations promulgated thereunder are amended after the effective date of the Plan to provide for a different limit (or no limit) on the fair market value of shares of Common Stock permitted to be subject to ISOs, then such different limit automatically will be incorporated herein and will apply to any Options to which such amendment applies.

        5. Eligibility.

                (a) All employees of the Company and its Affiliates (including officers and directors who are also employees of the Company) are eligible to receive ISOs. NSOs (as defined in Section 2 of the Plan) may be granted to employees, directors and consultants of the Company and its Affiliates; provided, however, any such consultants must render bona fide services ("Services") to the Company not in connection with the offer and sale of securities in a capital raising transaction. A person may be granted more than one Option under the Plan and may hold more than one Option at any time.

                (b) No Option granted under the Plan may be granted to a person who, at the time such Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of outstanding capital stock of the Company or any of its Affiliates, unless the Exercise Price is at least one hundred percent



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(100%) in the case of an NSO, or one hundred ten percent (110%) in the case of an ISO, of the fair market value of the stock subject to the Option and such Option by its terms is not exercisable after five (5) years from the date such Option is granted. For purposes of this subsection 5(b), in determining stock ownership, an Optionee shall be considered as owning the voting capital stock owned, directly or indirectly, by or for his or her brothers and sisters, spouse, ancestors and lineal descendants. Voting capital stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries, as applicable. For purposes of this subsection 5(b), outstanding capital stock shall include all capital stock actually issued and outstanding at the time of the grant of the Option to the Optionee. Outstanding capital stock shall not include capital stock authorized for issue under outstanding Options held by the Optionee or by any other person.

        6. Terms of Options. Options granted pursuant to the Plan need not be identical, but each Option shall be granted within ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders, whichever is earlier, shall specify the number of shares of Common Stock to which it pertains and shall be subject to the following terms and conditions:

                (a) Options shall become exercisable at such times (including, if the Board so determines, immediately, subject to repurchase pursuant to
Section 9 below) and upon such events as may be determined by the Board and set forth in the respective Stock Option Acceptance Letters governing such Options.

                (b) The Exercise Price for shares of Common Stock under each Option shall be determined by the Plan Administrator at the time the Option is granted. In no event shall such Exercise Price be less than eighty-five percent (85%) in the case of an NSO, or one hundred percent (100%) in the case of an ISO, of the fair market value of the shares of Common Stock subject to the Option on the date the Option is granted, or, if applicable, such greater amount as is set forth in Section 5(b) above. For all purposes of the Plan, the fair market value of the Common Stock shall be determined as follows:

                        (i) if such Common Stock is publicly traded and is then listed or admitted to trading on a national securities exchange, then its closing price on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal for the last trading date immediately preceding the date of determination;

                        (ii) if such Common Stock is publicly traded and is then quoted on the NASDAQ National Market System, but is not then listed or admitted to trading on a national securities exchange, then its closing price on the NASDAQ National Market System as reported in The Wall Street Journal for the last trading date immediately preceding the date of determination;

                        (iii) if such Common Stock is publicly traded but is not then quoted on the NASDAQ National Market System nor listed or admitted to trading on a



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national securities exchange, the average of the closing bid and asked prices on the last trading date immediately preceding the date of determination as reported by The Wall Street Journal (or, if not so reported, as otherwise reported by any newspaper or other source as the Board may determine); or

                        (iv) if none of the foregoing is applicable, then by the Board in good faith taking into consideration the following factors: the Company's net worth, prospective earning power and dividend-paying capacity, and other relevant factors including the goodwill of the business; the economic outlook in the particular industry; the Company's position in the industry and its management; the degree of control of the business represented by the block of stock to be valued; and the values of securities of corporations engaged in the same or similar lines of business which are listed on a stock exchange. In addition to the relevant factors described above, consideration also shall be given to nonoperating assets including proceeds of life insurance policies payable to or for the benefit of the Company, to the extent such nonoperating assets have not been taken into account in the determination of net worth, prospective earning power, and dividend-paying capacity.

                (c) The term of any Option shall not be greater than ten (10) years from the date it is granted, or, if applicable, such shorter period as is set forth in Section 5(b) above.

                (d) An Option by its terms, shall not be transferable otherwise than by will or the laws of descent and distribution and may be exercisable, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the above, if an Optionee is determined to be incompetent by a court of proper jurisdiction, his or her legal representative may exercise the Option on his or her behalf.

                (e) Each Option shall become exercisable on an annual basis as to not less than twenty percent (20%) of the total number of shares of Common Stock subject thereto.

                (f) Subject to the restrictions set forth in Section 6(g) below, Options under the Plan may be exercised by an Optionee regardless of whether he or she is employed or retained by the Company or its Affiliates at the time of exercise.

                (g) Upon an Optionee's Separation (as defined below), the Optionee's right to exercise an Option shall be as follows:

                        (i) If an Optionee is Separated (as defined below) for any reason other than the death or Disability (as defined herein) of the Optionee, then, within three (3) months following the date of such Separation, or within such longer period as the Plan Administrator may fix, the Optionee shall have the right to exercise the Option to the extent such Option was exercisable on Optionee's Separation Date (as defined below).



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                        (ii) If an Optionee is Separated due to disability (as
defined in Section 22(e)(3) of the Code and determined by the Plan Administrator) ("Disability"), then, within twelve (12) months following the date of such Separation, or within such longer period as the Plan Administrator may fix, the Optionee shall have the right to exercise the Option to the extent such Option was exercisable on the Optionee's Separation Date.

                        (iii) If an Optionee is Separated as a result of the Optionee's death, the Optionee's estate shall have the right for a period of twelve (12) months following the date of death, or for such longer period as the Plan Administrator may fix, to exercise the Option to the extent such Option was exercisable on the Optionee's Separation Date, or to the extent otherwise specified by the Plan Administrator. An Optionee's estate shall mean his or her legal representative or any person who acquires the right to exercise an Option by reason of the Optionee's death.

                        (iv) Notwithstanding the foregoing, in no event may an Option be exercised after the expiration of the term of the Option.

                        (v) For purposes of this Plan, "Separated" or "Separation" shall mean with respect to an Optionee, that such Optionee has ceased to provide services as an employee, officer, director or consultant to the Company or its Affiliates for any reason. Subject to applicable law, the Plan Administrator will have sole discretion to determine whether an Optionee has ceased to provide services and the effective date on which the Optionee ceased to provide services (the "Separation Date")

                (h) In the event of any of the following transactions (each a "Corporate Transaction"):

                        (i) a merger or consolidation or other form of business combination in which the Company is not the surviving entity, or the Company's stockholders do not own a majority of the voting securities of the resulting entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

                        (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

                        (iii) the dissolution or complete liquidation of the Company; or

                        (iv) any reverse merger in which the Company is the surviving entity but in which all of the Company's outstanding voting stock is transferred to the acquiring entity or its wholly-owned subsidiary, then, any or all outstanding Options may be assumed, converted or replaced by the successor corporation, (if any), which assumption, conversion or replacement will be binding on all Optionees. In the alternative, the successor corporation may substitute equivalent Options or provide substantially similar considerations to Optionees as was



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provided to stockholders (after taking into account the existing provisions of the Options). The successor corporation may also issue, in place of outstanding shares of Common Stock held by the Optionee, substantially similar shares or other property subject to repurchase restrictions and other provisions no less favorable to the Optionee than those which applied to such outstanding shares of Common Stock immediately prior to such Corporate Transaction. In the event such successor corporation (if any) fails or refuses to assume or substitute Options, as provided above pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Options will expire on such Corporate Transaction at such time and on such conditions as the Board will determine.

        Each outstanding Option which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted immediately after such Corporate Transaction to apply and pertain to the number and class of securities which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such Option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Exercise Price payable per share, provided the aggregate Exercise Price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following consummation of the Corporate Transaction shall be appropriately adjusted.

        The grant of Options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

        7. Payments and Loans Upon Exercise.

                (a) Payment. Payment for Common Stock purchased pursuant to the Plan may be made in cash (by check) or, where expressly approved by the Board for an Optionee and where permitted by law:

                        (1) by cancellation of indebtedness of the Company to the Optionee;

                        (2) by surrender of Common Stock that either: (1) is owned by Optionee and has been paid for within the meaning of the United States Securities and Exchange Commission ("SEC") Rule 144 (and, if such Common Stock were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such Common Stock); or (2) was obtained by the Optionee in the public market;



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                        (3)     by tender of a full recourse promissory note
                                having such terms as may be approved by the Board and bearing interest at a rate sufficient to avoid imputation of income under Sections 483, 1274 and 7872 of the Code; provided, however, that Optionees who are not employees or directors of the Company will not be entitled to purchase Common Stock with a promissory note unless the note is adequately secured by collateral other than the Common Stock;

                        (4) by waiver of compensation due or accrued to the Optionee for services rendered;

                        (5) provided that a public market exists for the Company's stock:

                                (i)     through a "same day sale" commitment
                                        from the Optionee and a broker-dealer
                                        that is a member of the National
                                        Association of Securities Dealers (an
                                        "NASD Dealer") whereby the Optionee
                                        irrevocably elects to exercise the
                                        Option and to sell a portion of the
                                        Common Stock so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Common Stock to forward the Exercise Price directly to the Company; or

                                (ii)    through a margin commitment from the
                                        Optionee and a NASD Dealer whereby the
                                        Optionee irrevocably elects to exercise
                                        the Option and to pledge the Common
                                        Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Common Stock to forward the Exercise Price directly to the Company; or

                        (6)     by any combination of the foregoing.

        8. Use of Proceeds from Stock. Proceeds from the sale of stock pursuant to Options granted under the Plan shall be used for general corporate purposes, or as determined by the Board.



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        9. Stock Transfer Restrictions; Repurchase Provisions. At the discretion of the Plan Administrator, the Company may reserve to itself and/or its assignee(s) (a) a right of first refusal to purchase all shares of Common Stock issued pursuant to the exercise of Options granted under the Plan that Optionee (or a subsequent transferee) may propose to transfer to a third party, unless otherwise not permitted by Title 10, Section 260.140.42 of the California Code of Regulations or any successor or other regulation with respect thereto, and/or
(b) in case of immediately exercisable Options, a right to repurchase shares of Common Stock issued pursuant to the exercise of Options granted under the Plan which are held by such Optionee following such Optionee's Separation at any time within the later of (i) ninety (90) days after Optionee's Separation Date, or
(ii) ninety (90) days after such Optionee's exercise of an Option, in each case, for cash and/or cancellation of indebtedness arising from the purchase of such shares upon such exercise, at the Optionee's Exercise Price, provided, that such right of repurchase shall lapse at the rate of at least twenty percent (20%) per year over five (5) years from the date of grant of the Option. Common Stock issued pursuant to the exercise of an Option granted under the Plan shall be subject to such stock transfer restrictions and repurchase rights as shall be set forth in the respective Stock Restriction Agreement applicable to the exercise of such Option. Each Optionee exercising an Option shall be required to execute such Stock Restriction Agreement prior to receiving his or her Common Stock.

        10. Market Stand-Off. Optionee agrees in connection with any registration of the Company's securities that, upon the request of the Company or the underwriters managing any public offering of the Company's securities, Optionee will not sell or otherwise dispose of any Common Stock without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify.

        11. Withholding Taxes. Whenever Common Stock is to be issued to an Optionee upon exercise of an Option, the Company may require the Optionee to remit to the Company cash in an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the Company's delivery to the Optionee of any certificate or certificates for such Common Stock. Whenever, under the Plan, a cash payment is to be made to any Optionee in cancellation of an Option or for the repurchase of shares of Common Stock acquired upon exercise of an Option, such payment may be made net of any amount necessary to satisfy any federal, state and local withholding tax requirements.

        When, under applicable tax laws, an Optionee incurs tax liability in connection with the exercise or vesting of any outstanding Option or any shares of Common Stock acquired upon exercise of an Option that is subject to tax withholding and the Optionee is obligated to pay the Company the amount required to be withheld, the Board may, in its sole discretion, allow the Optionee to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the shares of Common Stock to be issued or becoming vested that number of shares of Common Stock having a fair market value



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equal to the minimum amount required to be withheld, determined as of the date that the amount of tax to be withheld is determined. All elections by an Optionee to have Common Stock withheld for this purpose will be made in accordance with the requirements established by the Board and be in writing in a form acceptable to the Board.

        12. Voting and Dividends. No Optionee will have any of the rights of a stockholder with respect to any shares of Common Stock until the shares of Common Stock are issued to the Optionee. After shares of Common Stock are issued to the Optionee, the Optionee will be a stockholder and have all of the rights of a stockholder with respect to such shares of Common Stock, including the right to vote and to receive all dividends or other distributions made or paid with respect to such shares of Common Stock; provided, however, that the Optionee will have no right to retain stock dividends or other distributions of stock made with respect to shares of Common Stock that are repurchased or subject to repurchase pursuant to Section 9(b) of the Plan until such repurchase provisions lapse.

        13. Adjustments of and Changes in the Stock. In the event that shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of common stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of Common Stock, or otherwise), or if the outstanding Common Stock is increased through the payment of a stock dividend or stock split, then there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject or which may become subject to an Option under the Plan, the number and kind of common stock or other securities into which each outstanding share of Common Stock shall be so changed, or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding Options shall also be appropriately amended as to Exercise Price and other terms if necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of shares of the outstanding Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under the Plan, such adjustment shall be made in accordance with such determination. No right to purchase any fractional share of Common Stock shall result from any adjustment in Options pursuant to this Section 13. In case of any such adjustment, the shares of Common Stock subject to the Option shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by the Company to each holder of an Option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

        14. Amendment of the Plan. The Board may, at any time, amend the Plan in any respect, including, without limitation, amendment of any form of Stock Option Acceptance Letter, Stock Restriction Agreement or other document relating to its administration and grants under the Plan, or any exercise instrument; provided, however, that the Board alone cannot, without the applicable approval of the stockholders of the Company, amend any provision of the Plan as it applies to ISOs in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder.

        It is expressly contemplated that the Board may amend the Plan in any respect necessary to provide the Company's employees with the maximum benefits provided or to be provided under Section 422 of the Code and the regulations promulgated thereunder relating to ISOs and/or to bring the Plan or Options granted under the Plan into compliance therewith.

        Rights and obligations under any Option granted before any amendment of the Plan shall not be altered or impaired by amendment of the Plan, except with the consent of the Optionee, which consent may be obtained in any manner the Board considers to be appropriate.

        15. Certificates. All certificates for shares of Common Stock or other securities delivered under the Plan will be subject to such stock transfer orders, legends and other restrictions as the Board may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities laws, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Common Stock may be listed or quoted.

        16. Escrow; Pledge of Common Stock. To enforce any restrictions on shares of Common Stock acquired by an Optionee on exercise of an Option, the Board may require the Optionee to deposit all certificates representing such shares of Common Stock, together with stock powers or other instruments or transfer approved by the Board, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold such shares of Common Stock in escrow until such restrictions have lapsed or terminated, and the Board may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Optionee who is permitted to execute a promissory note as partial or full consideration for the purchase of the shares of Common Stock under this Plan will be required to pledge and deposit with the Company all or part of the shares of Common Stock so purchased as collateral to secure the payment of the Optionee's obligation to the Company under the promissory note; provided, however, that the Board may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Optionee under the promissory note notwithstanding any pledge of the Optionee's shares of Common Stock or other collateral. In connection with any pledge of shares of Common Stock, Optionee will be required to execute and deliver a written pledge agreement. Shares of Common Stock purchased with a promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

        17. Exchange and Buyout of Options. The Board may, at any time, authorize the Company, with the consent of the respective Optionees, to issue new Options in exchange for the surrender and cancellation of any and/or all outstanding Options. The

Board may, at any time, acquire from an Optionee an Option previously granted with payment in cash, Common Stock (including restricted stock) or other consideration, based on such terms and conditions as the Board and the Optionee may agree.

        18. Securities Law and Other Regulatory Compliance. The Plan is intended to comply with Section 25102(o) of the California Corporations Code. Any provision of the Plan which is inconsistent with Section 25102(o) shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 25102(o). An Option issued under the Plan will not be effective unless such Option is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Common Stock may then be listed or quoted, as they are in effect on the date of grant of the Option and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company will have no obligation to issue or deliver certificates for shares of Common Stock under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) compliance with any exemption, completion of any registration or other qualification of such shares of Common Stock under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Common Stock with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

        19. No Obligation to Employ. Nothing in the Plan or any Option granted under the Plan will (a) confer or be deemed to confer on any Optionee any right to continue in the employ of, or to continue any other relationship with, the Company or its Affiliates; (b) limit in any way the right of the Company or its Affiliates, to terminate Optionee's employment or other relationship at any time for any reason or no reason; or (c) alter an Optionee's "at-will" employment or contract status.

        20. Termination or Suspension of the Plan. The Board may, at any time, suspend or terminate the Plan. The Plan, unless sooner terminated, shall terminate at the end of ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. An Option may not be granted under the Plan while the Plan is suspended or after it is terminated.

        Rights and obligations under any Option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the Optionee, which consent may be obtained in any manner the Board considers to be appropriate.

        21. Time of Granting Options. The date of grant of an Option hereunder, for all purposes, shall be the date on which the Board (or committee under authority of the Board) makes the determination granting such Option.

        22. Effective Date of Plan. The Plan will become effective on the date that it is adopted by the Board (the "Effective Date"). The Plan will be approved by the stockholders of the Company, consistent with applicable laws, within twelve (12) months of the Effective Date. If such stockholder approval is not obtained within the time period referenced above, then all Options previously granted under the Plan shall terminate, and no further Options shall be granted and no Common Stock shall be issued under the Plan. Subject to such limitation, the Board may grant Options under the Plan at any time after the Effective Date and before the date fixed herein for termination of the Plan; provided; however, that no Option may be exercised prior to stockholder approval of the Plan.

        23. Gender. The use of any gender specific pronoun or similar term is intended to be without legal significance as to gender.

        24. Financial Reports. The Company shall provide financial and other information regarding the Company, on an annual or more frequent basis, to each person holding an outstanding Option under the Plan as required pursuant to
Section 260.140.46 of Title 10, California Code of Regulations.


                                    EXHIBITS

EXHIBIT A - INCENTIVE STOCK OPTION ACCEPTANCE LETTER (IMMEDIATELY EXERCISABLE)

EXHIBIT B - NONSTATUTORY STOCK OPTION ACCEPTANCE LETTER (IMMEDIATELY
            EXERCISABLE)

EXHIBIT C - STOCK RESTRICTION AGREEMENT (IMMEDIATELY EXERCISABLE)

EXHIBIT D - INCENTIVE STOCK OPTION ACCEPTANCE LETTER

EXHIBIT E - NONSTATUTORY STOCK OPTION ACCEPTANCE LETTER

EXHIBIT F - STOCK RESTRICTION AGREEMENT